Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of World Quantum Growth Acquisition Corp. (the “Company”) on Form S-1 (File No. 333-255890) of our report dated May 7, 2021, except for Note 9 as to which the date is July 28, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of the Company as of March 15, 2021 and for the period from March 9, 2021 (inception) through March 15, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
Boston, MA
July 28, 2021